Exhibit 99.1

Fusion Completes Acquisition of MegaPath
Provides Update on Financial Outlook and Acquisition Integration and Cost Synergy Progress

NEW YORK, NY -- June 18, 2018 -- Fusion (NASDAQ: FSNN), a leading provider of cloud services, announced today that on June 15, 2018, it closed its previously-announced acquisition of MegaPath Holding Corporation (“MegaPath”). The total purchase price was $71.5 million, consisting of $61.5 million in cash and 1.7 million shares of Fusion common stock priced at $5.78 per share. The cash portion of the purchase price was financed from Fusion’s existing cash balances held in escrow for this acquisition.

The acquisition of MegaPath contributes to Fusion approximately $67 million in annualized revenue, 95% of which is contracted monthly recurring revenue, with an average monthly revenue per customer (ARPU) of $750 and 1.0% monthly churn, and brings Fusion’s customer base to approximately 160,000 businesses. MegaPath also contributes to Fusion approximately $15 million in annualized Adjusted EBITDA including anticipated cost synergies, which will be realized within 12 months of the close.

With the close of the transaction, Fusion has appointed Dan Foster to the newly-created position of Chief Revenue Officer to lead the Company’s sales, marketing, and go-to-market efforts. Mr. Foster brings to Fusion over 25 years of experience in the technology industry, serving most recently as President and Chief Operating Officer at MegaPath where he was responsible for day-to-day management and leadership of the company’s sales, marketing and operational organizations. Previously, Mr. Foster was a partner at a leading management consulting firm, working with Fortune 500 companies on a wide range of strategic assignments. Mr. Foster received engineering and liberal arts degrees from Tufts University and graduated from Harvard Business School’s executive PMD program.

Financial Outlook

Fusion today also reiterated its near-term financial outlook following the close of its acquisition of the Cloud and Business Services business of Birch Communications Holdings, Inc. (“Birch”) on May 4, 2018, of a near-term annualized revenue run-rate of more than $500 million. For the 12 months beginning July 1, 2018, and including the contribution from MegaPath, Fusion expects total revenue of at least $575 million.

Additionally, in the 45 days since the close of the Birch acquisition, Fusion has achieved nearly 20% of the anticipated annualized cost synergies related to Birch, which is ahead of management’s plan. The Company further anticipates that it will achieve in excess of 50% of the total synergies related to Birch and MegaPath by the end of 2018. As these synergies are fully realized over the next 12 months, Fusion expects its Adjusted EBITDA to reach 25% of total revenue.

Management Commentary

Mathew Rosen, Fusion’s Chairman and CEO, said, “MegaPath is an ideal fit with Fusion, and the acquisition demonstrates that we are well on our way toward achieving our intermediate financial objectives of $750 million in annual revenue and $185 million in annual Adjusted EBITDA. MegaPath brings to Fusion a skilled team of technology professionals, a robust, fully-integrated suite of cloud services, and enhanced sales, digital marketing, and distribution capabilities. I am also excited to welcome Dan Foster to Fusion and look forward to his contributions to further driving the company’s organic growth.

“Our integration of Birch is also moving forward quickly and efficiently,” Mr. Rosen continued. “As with each of our previous acquisitions, we have identified all the integration tasks related to Birch and are managing them on a daily basis. We have already successfully rolled out our new organizational structure and implemented a single HR management platform on Workday. We have completed the interconnection of our networks, which allows us to route all voice traffic through a single network, yielding significant cost savings. We have begun training our sales and customer support teams on Fusion’s integrated product suite, systems, software and processes, all of which will facilitate upselling and cross-selling into our customer base and improve the customer experience. We have likewise made meaningful progress toward consolidating our products and services into a single quoting engine to increase our responsiveness to customers and take advantage of new sales opportunities.

“These and other integration efforts have put us ahead of schedule in realizing our cost synergy objectives. We now expect to realize more than 50% of the total annualized cost savings related to Birch and MegaPath by the end of 2018. This gives us further conviction that we will realize all of our targeted cost savings within 12 months of closing these acquisitions and achieve an Adjusted EBITDA margin of 25%, with the potential for expansion in future periods,” Mr. Rosen concluded.

About Fusion

Fusion, a leading provider of integrated cloud solutions to small, medium and large businesses, is the industry's single source for the cloud®. Fusion's advanced, proprietary cloud service platform enables the integration of leading edge solutions in the cloud, including cloud communications, contact center, cloud connectivity and cloud computing. Fusion's innovative, yet proven cloud solutions lower our customers' cost of ownership, and deliver new levels of security, flexibility, scalability and speed of deployment. For more information, please visit www.fusionconnect.com.

Forward Looking Statements

Statements in this press release that are not purely historical facts, including statements regarding Fusion’s beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Such statements consist of any statement other than a recitation of historical fact and may sometimes be identified by the use of forward-looking terminology such as “may”, “expect”, “anticipate”, “intend”, “estimate” or “continue” or the negative thereof or other variations thereof or comparable terminology. The reader is cautioned that all forward-looking statements are speculative, and there are certain risks and uncertainties that could cause actual events or results to differ from those referred to in such forward-looking statements. Important risks regarding the Company’s business include the Company’s ability to comply with covenants included in its senior debt agreements; competitors with broader product lines and greater resources; emergence into new markets; natural disasters, acts of war, terrorism or other events beyond the Company’s control; and other factors identified by Fusion from time to time in its filings with the Securities and Exchange Commission, which are available through https://www.sec.gov. However, the reader is cautioned that Fusion’s future performance could also be affected by risks and uncertainties not enumerated above.

Fusion Contact
Brian Coyne
212-201-2404
bcoyne@fusionconnect.com

Investor Relations
Chris Tyson
MZ North America
(949) 491-8235
FSNN@mzgroup.us